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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

  The following table sets forth certain information concerning the principal subsidiaries of the Company.


                                                State or Other
      Name                                Jurisdiction of Incorporation
      ----                                -----------------------------
      Ezell Nursery Supply, Inc.                   California
      Four Paws Products, Ltd.                     New York
      Kaytee Products Incorporated                 Wisconsin
      Pennington Seed, Inc.                        Delaware
      TFH Publications, Inc.                       Delaware
      Wellmark International                       California

  The names of certain subsidiaries have been omitted because such unnamed subsidiaries, considered in the aggregate, would not constitute a significant subsidiary as that term is defined in Regulation S-X.